EXHIBIT 99.1


PRECISION PARTNERS, INC.
100 Village Court
Suite 301
Hazlet, NJ  07730
Phone:  (732) 335-3300
Fax:  (732) 335-3301


CONTACT:     Frank Reilly
EVP & CFO
freilly@pphc.com



          PRECISION PARTNERS, INC. ANNOUNCES EXTENSION OF WAIVERS FROM
                               SENIOR DEBT LENDERS
          -------------------------------------------------------------
             Proposed New $75.0 Million Financing Facility Expected
                             To Be Completed Shortly


Hazlet, NJ - December 19, 2001 -- Precision Partners, Inc., a leading supplier of precision machined metal parts, tooling and assemblies, today announced an extension of waivers from its senior debt lenders. Waivers previously received by the company for certain defaults under its credit facilities and master equipment lease agreement have been extended through December 31, 2001, the extended deadline of the commitment letter relating to the proposed new $75.0 million financing facility.

Precision also reported on continuing negotiations regarding its proposed new $75.0 million four-year loan, capital lease and revolving credit facilities. The Company expects that these negotiations should be completed, with definitive documentation executed, in the next several weeks.

The proposed new credit arrangement is anticipated to consist of a $44 million term loan, capital lease obligations of approximately $6 million and a $25 million revolving credit facility. The term loan would amortize over 48 months with quarterly principal payments of 2.50% of the original principal amount in each of quarters three through twelve, 5.00% in each of quarters thirteen through fifteen and 60.00% in quarter sixteen. Interest on the term loan would be payable at an annual rate of either LIBOR plus a margin of 5.00% or the lender's index rate plus a margin of 3.50%, at Precision's option, subject to a minimum interest rate of 10.00% in the first year, increasing to 11.00% in the second and third years and to 12.00% in the final year. The terms of the capitalized lease facility are still being negotiated.

As previously announced, the anticipated terms of the revolving credit facility would span 48 months. Borrowings under this facility would be limited to 85.00% of eligible accounts receivable and 50.00% of eligible inventory and subject to other eligibility requirements and reserves to be agreed in the loan documentation. Interest on the revolving credit facility would be payable at an annual rate of either LIBOR plus a margin of 3.25% or the lender's index rate plus a margin of 1.75%, at Precision's option. There would also be an unused facility fee payable at an annual rate of 0.50% on any unused portion of the revolving credit facility. Precision currently expects that initial borrowings under the new revolving credit facility will not exceed $5 million.

Precision Partners, Inc. is a leading supplier of precision machined metal parts, tooling and assemblies for original equipment manufacturers ("OEM's") with sales for the last four quarters ending September 30, 2001 of approximately $184 million. By using its broad manufacturing capabilities and highly engineered processes to provide a full line of high quality manufacturing and sub-assembly services, as well as engineering and design assistance, Precision Partners meets the critical specifications of customers in a wide range of industries who rely on "Preferred" or "Qualified" suppliers for outsourced manufacturing.

In addition to the historical financial information contained herein, this release contains certain forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. A number of factors, including those identified below, could adversely affect the Company's ability to obtain these results: the Company's ability to complete the aforementioned refinancing, the Company's liquidity, capital resources, and debt levels, the Company's ability to comply with the covenants in its bank agreement, the Company's ability to attract new business, the Company's ability to acquire adequate raw materials and to obtain favorable pricing for such materials, pricing pressures for the Company's products and services, increased competition in the precision machining and OEM markets, the ability to consummate suitable acquisitions, the ability to effectively integrate acquisitions or implement new production programs, economic factors which affect our customers, the manufacturing industry, or the economy in general and changes in government regulations. Certain of these risks are described in the Company's Form 10-Q for the quarter ended September 30, 2001. Copies of this report may be obtained via the World Wide Web at www.precisionpartnersinc.com.


                                  * * * * * * *